As filed with the Securities and Exchange Commission on July 2, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Gray Television, Inc.

(Exact name of Registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-0285030 (I.R.S. Employer Identification No.)

4370 Peachtree Road, N.E. Atlanta, Georgia (Address of principal executive offices)	30319 (Zip Code)

Gray Television, Inc. Director Restricted Stock Plan
(Full title of the plan)

James C. Ryan
Gray Television, Inc.
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
(404) 504-9828
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Neal H. Ray, Esq.
Troutman Sanders LLP
600 Peachtree Street, Suite 5200
Atlanta, Georgia 30308
(404) 885-3268

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed
Title of each class of	Amount to be	offering price per	maximum aggregate	Amount of
securities to be registered	registered(1)	share (2)	offering price (2)	registration fee

Common Stock, no par value per share	100,000 shares	$12.20	$1,220,000	$99

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Gray Television, Inc. Director Restricted Stock Plan.

(2)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices of $12.44 and $11.96 per share for the Common Stock as reported on the New York Stock Exchange on June 30, 2003.

Part I — Information Required in the Section 10(a) Prospectus

     The documents constituting Part I of this Registration Statement have been or will be sent or given to participants in the Gray Television, Inc. Director Restricted Stock Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement, taken together, constitute a Prospectus that meets the requirements of Section 10(a) of the Securities Act.

     Upon written or oral request, Gray Television, Inc., a Georgia corporation (the “Company”), will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Company also will provide without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above mentioned information should be directed to Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.

Part II — Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement as of their respective dates of filing:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(b)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

(c)	the Company’s Current Report on Form 8-K, filed on June 13, 2003; and

(d)	the description of the Company’s Common Stock, no par value per share, contained in the Company’s Registration Statement on Form 8-A, dated September 13, 1996, including any amendment or report filed for the purpose of updating such description.

     All documents filed subsequent to the date of this Registration Statement by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters any securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be part hereof from their respective dates of filing.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Sections 14-2-851 and 14-2-857 of the Georgia Business Corporation Code (the “GBCC”) permit, in general, a Georgia corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against any judgment, fines, amounts paid in settlement and expenses, including attorney’s fees actually and reasonably incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful, provided that a corporation may not indemnify a person in any action brought by or in the right of the corporation. Sections 14-2-853 and 14-2-857 of the GBCC permit the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt, in the case of a director or officer, of a written affirmation of his or her good faith belief that he or she has met the standard of conduct required by Section 14-2-851 and of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute.

     The articles of incorporation of the registrant provides that the registrant shall indemnify, to the fullest extent permitted by the GBCC, all directors from and against any and all of the expenses, liabilities or other matters referred to in, or covered by, the GBCC; provided, however, that to the extent required by the GBCC, the registrant shall not eliminate or limit the liability of a director (1) for any appropriation, in violation of his or her duties, of any business opportunity of the registrant, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for types of liability set forth in Section 14-2-832 of the GBCC, or (4) for any transaction from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Provisions of the Articles of Incorporation and Bylaws defining rights of holders of the Common Stock (incorporated by reference to Exhibits 3.1 and 3.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, File No. 1-13796)

4.2	Indenture, for the Company’s 9 1/4% Senior Subordinated Notes due 2011, dated as of December 15, 2001 (incorporated by reference to Exhibit 4.13 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, File No. 0-13796)

Exhibit No.	Description

4.3	Supplemental Indenture, for the Company’s 9 1/4% Senior Subordinated Notes due 2011, dated as of September 10, 2002 (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K, filed on September 9, 2002, File No. 0-13796)

4.4	Warrant, dated January 4, 1996, to purchase 487,500 shares of Class A Common Stock (incorporated by reference to Exhibit 10.13 of the Company’s Registration Statement on Form S-1, Registration No. 333-04340)

4.5	Registration Rights Agreement, dated as of December 21, 2001, by and among Gray Television, Inc., First Union Securities, Inc., Bank of America Securities, LLC, and Allen & Company, Incorporated (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-4, Registration No. 333-86068)

4.6	Registration Rights Agreement, dated as of April 22, 2002, by and among Gray Television, Inc. and Certain Investors (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-3, Registration No. 333-88694)

5.1	Opinion of Troutman Sanders LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Troutman Sanders LLP (contained in its Opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (contained on the signature page)

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of any offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 27th day of June, 2003.

GRAY TELEVISION, INC.

By:	/s/ J. Mack Robinson
J. Mack Robinson Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert S. Prather, Jr. and James C. Ryan, and each of them (with full power in each to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Title	Date

/s/ J. Mack Robinson J. Mack Robinson	Chief Executive Officer and Director (principal executive officer)	June 27, 2003

/s/ Robert S. Prather, Jr. Robert S. Prather, Jr.	President, Chief Operating Officer, Director	June 27, 2003

/s/ James C. Ryan James C. Ryan	Senior Vice President and Chief Financial Officer (principal financial officer)	June 27, 2003

/s/ Jackson S. Cowart, IV Jackson S. Cowart, IV	Chief Accounting Officer (principal accounting officer)	June 27, 2003

/s/ Richard L. Boger Richard L. Boger	Director	June 27, 2003

/s/ Ray M. Deaver Ray M. Deaver	Director	June 27, 2003

/s/ Hilton H. Howell, Jr. Hilton H. Howell, Jr.	Director, Vice President	June 27, 2003

Signature	Title	Date

/s/ William E. Mayher, III William E. Mayher, III	Chairman of the Board of Directors	June 27, 2003

/s/ Howell W. Newton Howell W. Newton	Director	June 27, 2003

/s/ Hugh Norton Hugh Norton	Director	June 27, 2003

/s/ Harriett J. Robinson Harriett J. Robinson	Director	June 27, 2003

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Troutman Sanders LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Ernst & Young LLP